Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member

Fresenius Kabi Pharmaceuticals Holding, LLC and subsidiary:

We consent to the use of our report dated August 15, 2008, with respect to the consolidated balance sheet of Fresenius Kabi Pharmaceuticals Holding, LLC and subsidiary as of August 8, 2008, and the related consolidated statements of operations, member’s equity and cash flows for the period from July 2, 2008 (inception) through August 8, 2008, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

September 9, 2008